Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2026 relating to the financial statements appearing in the Annual Report on Form 10-K of HeartBeam, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/CBIZ CPAs P.C.

Saddle Brook, New Jersey

March 13, 2026